Exhibit 2.6

FORM OF

REORGANIZATION AGREEMENT

by and among

R/C IV NON-U.S. DYNAMIC CORP.

R/C ENERGY IV DIRECT PARTNERSHIP, L.P.

R/C DYNAMIC HOLDINGS, L.P.

DYNAMIC OFFSHORE RESOURCES, INC.

DYNAMIC OFFSHORE HOLDING GP, LLC

and

DYNAMIC OFFSHORE HOLDINGS, LP

dated December [•], 2012

REORGANIZATION AGREEMENT

This Reorganization Agreement, dated as of December [•], 2012 (this “Agreement”), is by and among R/C IV Non-U.S. Dynamic Corp., a Delaware corporation (“ECI”), R/C Energy IV Direct Partnership, L.P., a Delaware limited partnership (“Riverstone Direct”), R/C Dynamic Holdings, L.P., a Delaware limited partnership (“R/C Dynamic”), Dynamic Offshore Resources, Inc., a Delaware corporation (“DOR”), Dynamic Offshore  Holding GP, LLC, a Delaware limited liability company (“DOH GP”), and Dynamic Offshore Holding, LP, a Delaware limited partnership (“DOH”).  The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”  Certain capitalized terms used herein have the meanings assigned to such terms in Article I.

RECITALS

WHEREAS, in preparation for an initial public offering in interests of DOH (or a successor entity) as desired by the Parties, DOH incorporated DOR as a corporation under the Delaware General Corporation Law and contributed $1,000 to DOR in exchange for 1,000 shares of DOR common stock (“Common Stock”);

WHEREAS, as contemplated by that certain Registration Statement on S-1 (Registration No. 333-176521) filed by DOR with the Securities and Exchange Commission to register the public offering and sale of DOR’s common stock (the “IPO”), the Parties intend to cause various transactions to occur prior to, at or following the initial closing of the IPO; and

WHEREAS, affiliates of investment funds advised or managed by affiliates of Riverstone Holdings, LLC intend to consummate, prior to the IPO, certain internal reorganization transactions, resulting in ECI and Riverstone Direct each owning a portion of the limited partnership interests in DOH previously owned by R/C Dynamic.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I  DEFINITIONS

The terms set forth below in this Article I shall have the meanings ascribed to them below:

“Bonus Pool” has the meaning assigned to such term in the Partnership Agreement.

“Conversion” means the conversion, pursuant to the Merger, of the limited partnership interests in DOH into the right to receive shares of Common Stock of DOR, based on the IPO Price and determined in accordance with the provisions of the Partnership Agreement.

“Effective Time” means 7:00 a.m., Houston, Texas time, on the date of the initial closing of the IPO.

“IPO Price” means the price that shares of Common Stock are sold to the public in the IPO.

“Merger” means the merger of DOH with and into DOR in accordance with the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger attached hereto as Exhibit A.

“Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of DOH, as amended, dated effective as of January 1, 2011.

“Underwriting Agreement” means that certain Underwriting Agreement relating to the IPO to be entered into by and among DOR and the selling stockholders and Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters.

ARTICLE II  CONTRIBUTIONS AND ACKNOWLEDGEMENTS

Section 2.01                                Cash Payment to Bonus Pool Participants.

(a)           Immediately prior to the Effective Time, DOH will make a cash payment to the Bonus Pool participants in an amount to be determined by DOH GP.  The Parties acknowledge that such cash payment is intended to represent a portion of the consideration to which the Bonus Pool participants are entitled under Section 5.01(c) of the Partnership Agreement and that such payment decreases the aggregate amount otherwise payable to the holders of Class B Units under the provisions of the Partnership Agreement.  The Parties further acknowledge that the number of Shares of Common Stock reserved for the Bonus Pool shall be reduced by the value of the cash payment, calculated using the IPO price and determined in accordance with the provisions of the Partnership Agreement.

(b)           For federal income tax purposes, the compensation deduction attributable to such cash payment will be allocated among the partners of DOH in the manner separately agreed to by the Parties.

Section 2.02                                Contribution to DOR by ECI.

(a)           Effective immediately prior to the Effective Time, ECI will contribute to DOR its limited partnership interest in DOH in exchange for the issuance by DOR to ECI of a number of shares of Common Stock, based on the IPO Price and determined in accordance with the provisions of the Partnership Agreement.

(b)           Effective immediately after the transaction described in Section 2.02(a), ECI will distribute in complete liquidation such shares of Common Stock (representing all of its property and assets) to its sole stockholder, Riverstone Energy IV Direct Partnership, L.P.

Section 2.03           Contribution to DOR by R/C Dynamic.  Effective immediately prior to the Effective Time, R/C Dynamic will contribute to DOR all of the general partner interest in DOH in exchange for no consideration.

Section 2.04           Acknowledgement of Merger and Conversion.  Effective as of the Effective Time, the Parties hereby acknowledge, pursuant to the Merger Agreement, the completion of the Merger and the Conversion.

Section 2.05           Issuance of Common Stock to Bonus Pool Participants.  Following the closing of the IPO, DOR will grant shares of Common Stock to the Bonus Pool participants under its long term incentive plan.  The Parties acknowledge that such grant is intended to represent the remaining portion of the consideration to which the Bonus Pool participants are entitled under Section 5.01(c) of the Partnership Agreement.

Section 2.06           Tax Treatment; Tax Covenants.

(a)           The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation sections 1.368-2(g) and 1.368-3(a).

(b)           For federal income tax purposes, it is intended that the contribution to DOR by ECI in exchange for Common Stock described in Section 2.02(a) followed by the liquidation of ECI (described in Section 2.02(b)) will be treated as a reorganization described in Section 368(a)(1)(C) of the Internal Revenue Code.  No Party shall file any income tax return or otherwise take any position for income tax purposes that is inconsistent with such treatment unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code or the corresponding provision of state or local income tax law.  Additionally, each Party shall take no action which, alone or in combination with the actions of others, reasonably could prevent such contribution and liquidation from qualifying as a reorganization under Section 368(a)(1)(C) of the Internal Revenue Code.

(c)           For federal income tax purposes, it is intended that the contributions to DOR described herein, including those contributions by DOH to DOR occurring as a result of the Merger as described in Section 2.06(d), in combination with the IPO, will be treated as contributions to DOR in exchange for shares of Common Stock to which Section 351(a) of the Internal Revenue Code applies.  No Party shall file any income tax return or otherwise take any position for income tax purposes that is inconsistent with such treatment unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code or the corresponding provision of state or local income tax law.  Additionally, each Party shall take no action which, alone or in combination with the actions of others, reasonably could prevent the transactions from qualifying for nonrecognition of gain or loss under Section 351(a) of the Internal Revenue Code, including, without limitation, any prearranged sale or other disposition of Common Stock not referred to in this Agreement.

(d)           For federal income tax purposes and any applicable state or local income tax purposes, the Merger shall be treated as a transfer by DOH of all of its assets to DOR in exchange for Common Stock, followed by a distribution of such Common Stock to the partners of DOH in liquidation of DOH.  The Parties agree to file all tax returns consistently with such treatment.

(e)           DOR shall pay (or remit to the appropriate taxing authorities) any DOH payroll tax or withholding obligations outstanding at the Effective Time or resulting from the Merger that are due after the Effective Time.

(f)            No Party has, and as of the Effective Time no Party will have, a plan or intention to sell or transfer any of the Common Stock on a specified date or to a specified person, except for Common Stock to be sold in a secondary offering in connection with the IPO and except for the transfer of Common Stock described in Section 2.02(b).

ARTICLE III  FURTHER ASSURANCES

Section 3.01           From time to time after the Effective Time, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional assignments, conveyances, instruments, notices and other documents, and to do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively (a) assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement (or which are intended to by so granted), (b) vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement (or intended to be so contributed and assigned) and (c) carry out the purposes and intent of this Agreement.

Section 3.02           DOR and DOH agree to execute the Merger Agreement promptly after the execution of the Underwriting Agreement by the parties thereto.

ARTICLE IV  EFFECTIVE TIME

Notwithstanding anything contained in this Agreement to the contrary, (a) the provisions of Article II and Article III shall not be binding or have any effect until  DOR and the selling stockholders party thereto execute the Underwriting Agreement, at which time all such provisions shall be effective and operative without further action by any Party, subject to Section 5.01 below and (b) this Agreement shall terminate without any further action by any of the Parties if the Underwriting Agreement is not executed by the parties thereto on or before June 30, 2012.

ARTICLE V  REPRESENTATIONS

Each Party, severally with respect to such Party only, represents and warrants to the other Parties as follows:

Section 5.01           Absence of Defaults and Conflicts.  The consummation of the transactions contemplated by this Agreement will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of such Party pursuant to (a) any statute, rule, regulation or order of any governmental agency or body or any court having jurisdiction over such Party or any of his, her or its properties or any agreement or instrument to which such Party is a party or by which such Party is bound or to which any of the properties of such Party is subject or (b) the charter or bylaws of such Party if such Party is a corporation or the constituent documents of such Party if such Party is not a natural person or a corporation, except in the case of clause (a), for any breaches, violations, defaults, liens, charges or encumbrances, which, individually or in the aggregate, would not materially impair the ability of such Party to consummate the transactions contemplated by this Agreement.

Section 5.02           Due Authorization.  Such Party has all requisite legal capacity (a) to execute and deliver this Agreement and (b) to perform its obligations hereunder.  All necessary action required to have been taken by or on behalf of such Party by applicable law or its governing documents or otherwise to authorize (i) the execution and delivery by such Party of this Agreement, (ii) the performance by such Party of its obligations hereunder and (iii) the consummation of the transactions contemplated hereby has been taken, and no other action on the party of such Party or its stockholders, partners or members, as appropriate, is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly authorized and validly executed and delivered by such Party.  Assuming the due and valid execution and delivery by, and enforceability against, the other Parties, this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms.

ARTICLE VI  MISCELLANEOUS

Section 6.01           Order of Completion of Transactions.  The transactions provided for in Article II shall be completed in the order and at the times set forth in Article II.

Section 6.02           Headings; References; Interpretation.  All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement.  All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement.

Section 6.03           Assignment of Agreement; Successors and Assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of each of the Parties.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 6.04           No Third Party Rights.  The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 6.05           Counterparts.  This Agreement may be executed (including by electronic means) in any number of counterparts with the same effect as if all signatory Parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

Section 6.06           Governing Law; Severability.  This Agreement is governed and will be construed in accordance with the laws of the State of Delaware, excluding any conflict of laws rule or principal that might refer the governance or the construction of this Agreement to the law of another jurisdiction.  If any provision of this Agreement or its application to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances will not be affected thereby, and such provision will be enforced to the greatest extent permitted by law.

Section 6.07           Waiver of July Trial.  THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH.

Section 6.08           Amendment or Modification.  This Agreement may be amended or modified from time to time only by the written agreement of all of the Parties.  Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement.

Section 6.09           Integration.  This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to the specific transactions effected pursuant to this Agreement and such instruments.

Section 6.10           Deed; Bill of Sale; Assignment.  To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

R/C IV NON-U.S. DYNAMIC CORP.

By:
Name:
Title:

R/C ENERGY IV DIRECT PARTNERSHIP, L.P.

By:	Riverstone/Carlyle Energy Partners, L.P.,
its general partner

By:
Name:
Title:

R/C DYNAMIC HOLDINGS, L.P.

By:	Riverstone/Carlyle Energy Partners, L.P.,
its general partner

By:
Name:
Title:

DYNAMIC OFFSHORE RESOURCES, INC.

By:
Name:	G.M. McCarroll
Title:	President and Chief Executive Officer

Signature Page to
Reorganization Agreement

DYNAMIC OFFSHORE HOLDING GP, LLC

By:
Name:
Title:

DYNAMIC OFFSHORE HOLDINGS, LP

By:	Dynamic Offshore Holding GP, LLC, its
general partner

By:
Name:
Title:

Signature Page to
Reorganization Agreement

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of [•], 2012 and effective as of the Effective Time (as defined below), pursuant to Section 17-211 of the Delaware Revised Uniform Limited Partnership Act (the “LP Act”) and Section 263 of the Delaware General Corporation Law (the “DGCL”), is made and entered into by and among Dynamic Offshore Holding, LP, a Delaware limited partnership (“DOH”), and Dynamic Offshore Resources, Inc., a Delaware corporation (“DOR,” and together with DOH, the “Parties”).

RECITALS

WHEREAS, in order to facilitate an initial public offering of equity securities by DOH, the Parties have determined that it is necessary and appropriate for DOH to be converted into a corporation, and, as a consequence, this Agreement is in furtherance of that conversion by means of the merger of DOH with and into DOR;

WHEREAS, the Board of Managers of Dynamic Offshore Holding GP, LLC, a Delaware limited liability company and the general partner of DOH (“DOH GP”), has adopted by unanimous written consent, resolutions recommending and approving the Merger (as defined below in Section 3) upon the terms and conditions hereinafter set forth;

WHEREAS, the Board of Directors of DOR have adopted by unanimous written consent, resolutions recommending and approving the Merger upon the terms and conditions hereinafter set; and

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions upon which the Merger shall take place.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for the purpose of prescribing the terms and conditions of the Merger and the mode of carrying the same into effect, the Parties hereby covenant and agree as follows:

AGREEMENTS

1.        Effective Time.  The Merger shall become effective upon the filing of a Certificate of Merger, in substantially the form of the Certificate of Merger attached hereto as Annex A, with the Secretary of State of the State of Delaware, or at such later date specified in such Certificate of Merger (such time being referred to herein as the “Effective Time”).  The Parties agree that the Effective Time is intended to be prior to the closing of DOR’s initial public offering of common stock.

Exhibit A-1

2.        Name; Type of Entity; Jurisdiction.  The name, type of entity and jurisdiction of formation of the parties to the Merger are as follows:

Name of Entity	Type of Entity	Jurisdiction of Formation
Dynamic Offshore Holding, LP	limited partnership	Delaware
Dynamic Offshore Resources, Inc.	corporation	Delaware

3.        Merger.  In accordance with Section 17-211 of the LP Act and Section 263 of the DGCL and subject to and upon the terms and conditions of this Agreement, DOH shall, at the Effective Time, be merged with and into DOR, the separate organizational existence of DOH shall cease and DOR shall continue as the surviving entity (the “Merger”).  DOR, as the entity surviving the Merger (the “Surviving Entity”), shall continue its existence as a corporation under the laws of the State of Delaware and operate under its certificate of incorporation, the form of which is attached hereto as Annex B.

4.        Conversion of Ownership Interests.  At the Effective Time, by virtue of the Merger:

a.               All of the limited partnership interests in DOH issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive shares of common stock of DOR in accordance with the provisions of the Amended and Restated Limited Partnership Agreement of DOH, as amended, effective as of January 1, 2011 (the “LP Agreement”).

b.              All of the shares of common stock of DOR held by DOH shall cease to be outstanding and shall automatically be canceled and cease to exist.

c.               All of the shares of common stock of DOR held by R/C IV Non-U.S. Dynamic Corp. shall continue to be issued and outstanding.

d.              The general partner interest in DOH held by DOH GP will be cancelled at the Effective Time.

e.               The Class B Units of DOH reserved for the Bonus Pool (as defined in the LP Agreement) outstanding, following conversion into shares of common stock of DOR, shall be retained by DOR as issued, but not outstanding, treasury stock and will be eligible for issuance under DOR’s long term incentive plan.

5.        Constituent Documents of the Surviving Entity.  At the Effective Time, upon the Merger becoming effective, DOR’s certificate of incorporation, as existing and constituted immediately prior to the Effective Time, shall be and constitute the certificate of incorporation of the Surviving Entity until amended in the manner provided by law, and the bylaws of DOR, as existing and constituted immediately prior to the Effective Time, shall be and constitute the bylaws of the Surviving Entity until amended in the manner provide by law.

6.        Amendment.  At any time prior to the Effective Time, this Agreement may, to the extent permitted by the LP Act and the DGCL, be supplemented, amended or modified by the mutual written consent of the Parties.

Exhibit A-2

7.        Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

8.        Governing Law.  This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware.

9.        Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the Annexes hereto and the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the Parties any rights or remedies hereunder..

10.      Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

11.      Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

[Signature page follows.]

Exhibit A-3

IN WITNESS WHEREOF, DOH and DOR have caused this Agreement to be executed as of the date first written above.

SURVIVING ENTITY:	DYNAMIC OFFSHORE RESOURCES, INC.

By:
	Name:	G.M. McCarroll
	Title:	President and Chief Executive Officer

MERGING ENTITY:	DYNAMIC OFFSHORE HOLDING, LP

	By:	DYNAMIC OFFSHORE HOLDING GP, LLC,
its general partner

By:
	Name:	G.M. McCarroll
	Title:	President and Chief Executive Officer

ANNEX A

FORM OF CERTIFICATE OF MERGER OF

DYNAMIC OFFSHORE HOLDING, LP

WITH AND INTO

DYNAMIC OFFSHORE RESOURCES, INC.

Pursuant to Section 17-211 of the Delaware Revised Uniform Limited Partnership Act (the “LP Act”) and Section 263 of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation submits the following Certificate of Merger adopted for filing and hereby certifies that:

FIRST:              The name and jurisdiction of formation of organization of the entities which are to merge are:

Name of Entity	Type of Entity	Jurisdiction of Formation
Dynamic Offshore Holding, LP	limited partnership	Delaware
Dynamic Offshore Resources, Inc.	corporation	Delaware

SECOND:         An Agreement and Plan of Merger (the “Plan of Merger”) providing for the merger (the “Merger”) of Dynamic Offshore Holding, LP, a Delaware limited partnership (“DOH”), with and into Dynamic Offshore Resources, Inc., a Delaware corporation (“DOR”), has been adopted, approved and executed in accordance with the provisions of Section 17-11 of the LP Act and Section 263 of the DGCL.

THIRD:             The name of the surviving corporation is Dynamic Offshore Resources, Inc.

FOURTH:         The Merger is to become effective at 7:00 a.m., Houston, Texas time, on                     , 20    .

FIFTH:              The executed Plan of Merger is on file at the principal place of business DOR.  The address of the principal place of business of DOR is:

1301 McKinney, Suite 900

Houston, Texas 77010

SIXTH:             A copy of the Plan of Merger will be furnished by DOR, on request and without cost, to any limited partner of DOH or stockholder of DOR.

SEVENTH:       The Merger shall not result in any amendments to the certificate of incorporation of DOR, which shall be the certificate of incorporation of DOR as the surviving entity after the Merger.

[Signature page follows.]

A-1

IN WITNESS WHEREOF, DOR has caused this Certificate of Merger to be signed by a duly authorized officer thereof, effective as of the                      day of             , 20    .

DYNAMIC OFFSHORE RESOURCES, INC.

By:
Name:	G.M. McCarroll
Title:	President and Chief Executive Officer

A-2

ANNEX B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

DYNAMIC OFFSHORE RECOURCES, INC.

B-1